Exhibit 10.27

TAX SHARING AGREEMENT

THIS AGREEMENT is entered into by and among BridgeBio Pharma, Inc. (“BridgeBio”), [SUBSIDIARY] (“[SUBSIDIARY]”), and each of the undersigned affiliates (the “Affiliates”, or in the singular “Affiliate”), collectively the “Parties” and each individually, a “Party” as of [                    ].

WHEREAS, BridgeBio, [SUBSIDIARY], and or some or all of their respective Affiliates may join in the filing of U.S. federal, state, local or other tax returns on a consolidated, combined or unitary basis; and

WHEREAS, BridgeBio intends to effect an initial public offering of its common stock (“IPO”), and at the time of the IPO will have undergone a reorganization pursuant to which BridgeBio becomes the corporate parent of the operating companies that conduct BridgeBio’s operations;

WHEREAS, it is desirable for BridgeBio, [SUBSIDIARY] and their respective Affiliates to enter into a tax sharing agreement (the “Agreement”) to provide for the manner of computation and the liability for and of the amounts and timing of payments among them, and various related matters;

NOW, THEREFORE, in consideration of the agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Definitions

As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Affiliates” has the meaning set forth in the Preamble.

“Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504(a) of the Code that files a consolidated return for U.S. federal Income Tax purposes.

“After Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of any additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant Taxable Period (or portion thereof).

“Agreement” has the meaning set forth in the Preamble.

“Audit” means any audit, assessment of Taxes, or other examination by any Taxing Authority, proceeding or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“BridgeBio” has the meaning set forth in the Preamble.

“BridgeBio Affiliate” means any corporation or other entity directly or indirectly controlled by BridgeBio at the time in question, where controlled means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding [SUBSIDIARY] or any [SUBSIDIARY] Affiliate.

“BridgeBio Business” means all of the businesses and operations conducted by BridgeBio and the BridgeBio Affiliates, excluding the [SUBSIDIARY] Business, at any time, whether prior to or after the IPO Date.

“BridgeBio Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdictions, of which BridgeBio is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the [SUBSIDIARY] Group.

“BridgeBio Registration Statement” means the registration statement on Form S-1, originally filed with the U.S. Securities and Exchange Commission on May 24, 2019 (File no. 333-231759), as so filed and amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return with respect to Income Taxes (other than with respect to U.S. federal Income Taxes) filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein [SUBSIDIARY] or one or more [SUBSIDIARY] Affiliates join in the filing of such Tax Return (for any Taxable Period) with BridgeBio or one or more BridgeBio Affiliates.

“Consolidated Return” means any Tax Return with respect to U.S. federal Income Taxes filed on a consolidated basis wherein [SUBSIDIARY] or one or more [SUBSIDIARY] Affiliates join in the filing of such Tax Return (for any Taxable Period) with BridgeBio or one or more BridgeBio Affiliates.

“Controlling Party” has the meaning set forth in Section 9.1.

“Deconsolidation Event” means, with respect to [SUBSIDIARY] and each [SUBSIDIARY] Affiliate, any event or transaction that causes [SUBSIDIARY] and or one or more [SUBSIDIARY] Affiliates to no longer be eligible to join with BridgeBio or one or more BridgeBio Affiliates in the filing of a Consolidated Return or a Combined Return, including, but not limited to, a Distribution.

“Distribution” means any distribution by BridgeBio of the issued and outstanding shares of [SUBSIDIARY] common stock (and securities, if any) that BridgeBio holds at such time to BridgeBio shareholders and or securityholders in a transaction intended to qualify under Section 355 of the Code.

“Distribution Taxes” means any Taxes imposed on, or increase in Taxes incurred by, BridgeBio or any BridgeBio Affiliate, and any Taxes of a BridgeBio shareholder (or former BridgeBio shareholder) that are required to be paid or reimbursed by BridgeBio or any BridgeBio Affiliate pursuant to a legal determination, provided that BridgeBio shall have defended itself in any legal proceeding involving Taxes of a BridgeBio shareholder, (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of Distribution to qualify as a tax-free transaction under Section 355 of the Code (including any Tax resulting from the application of Section 355(d) or Section 355(e) of the Code to a Distribution) or corresponding provisions of the laws of any other jurisdictions. Any Income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporation Income Tax rate for the relevant Taxable Period. For the avoidance of doubt, Distribution Taxes shall not include any Taxes allocated pursuant to Section 4 of this Agreement.

“[SUBSIDIARY]” has the meaning set forth in the Preamble.

“[SUBSIDIARY] Affiliate” means any corporation or other entity directly or indirectly controlled by [SUBSIDIARY] at the time in question, where controlled means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity; but at all times excluding BridgeBio or any BridgeBio Affiliate.

“[SUBSIDIARY] Business” means all of the businesses and operations conducted by [SUBSIDIARY] and the [SUBSIDIARY] Affiliates, excluding the BridgeBio Business, at any time, whether prior to or after the IPO Date.

“[SUBSIDIARY] Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdictions, of which [SUBSIDIARY] is, or would be immediately after a Deconsolidation Event, the common parent corporation and including any corporation or other entity which may become a member of such group from time to time.

“[SUBSIDIARY] Separate Federal Tax Liability” means an amount equal to the Tax liability that [SUBSIDIARY] and each [SUBSIDIARY] Affiliate would have incurred if they had filed a Tax Return with respect to U.S. federal Income Taxes filed on a consolidated basis separate from the members of the BridgeBio Group, for the relevant Tax period, and such amount shall be computed by BridgeBio (i) in a manner consistent with (a) general Tax accounting principles, (b) the Code and the Treasury regulations promulgated thereunder, and (c) to the extent allowed by applicable law, past practice, if any, and (ii) taking into account any Tax Asset attributable to [SUBSIDIARY] or any [SUBSIDIARY] Affiliate pursuant to Section 4.3.

“[SUBSIDIARY] Separate Other Tax Liability” means an amount equal to any and all Income Taxes (other than any U.S. federal Income Taxes) for a relevant Tax period with respect to or as a result of, assets, or activities of [SUBSIDIARY] and the [SUBSIDIARY] Affiliates, determined on a “with and without” basis, by calculating the amount of the excess (if any) of (i) the net amount of Taxes shown as due and payable on a Combined Return with respect to such relevant Tax period, as filed, over (ii) the net amount of Taxes that would be shown as due and payable on such Combined Return if such Combined Return were recalculated excluding [SUBSIDIARY] and the [SUBSIDIARY] Affiliates.

“[SUBSIDIARY] Transfer Agent” means the financial institution selected by [SUBSIDIARY] to track the individuals and entities that own [SUBSIDIARY] stock.

“Estimated Tax Installment Date” means, with respect to U.S. federal Income Taxes, the estimated Tax installment due dates prescribed in Section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of any estimated amount of such Tax is required to be made.

“Final Determination” shall mean the final resolution of liability for any Tax for any Taxable Period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any Taxable Period; (iii) any allowance of a refund or credit in respect to an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by any reason of the expiration of the statute of limitations.

“Income Tax” means any U.S. federal, state, local or other Tax determined (in whole or in part) by reference to net income, worth, gross receipts or capital, or any Taxes imposed in lieu of such a tax. For the avoidance of doubt, the term “Income Tax” includes any franchise tax or any Taxes imposed in lieu of such a tax.

“Income Tax Return” means any Tax Return relating to any Income Tax.

“Independent Accountant” has the meaning set forth in Section 3.1.

“Initial Public Offering” or “IPO” has the meaning set forth in the Preamble.

“Initial Public Offering Date” or “IPO Date” means the close of business on the date which the BridgeBio Registration Statement is declared effective by the U.S. Securities and Exchange Commission.

“IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Non-Income Tax Return” means any Tax Return relating to any Tax other than an Income Tax.

“Officer’s Certificate” means a letter executed by an officer of BridgeBio or [SUBSIDIARY] and provided to Tax Counsel as a condition to the completion of a Tax Opinion or Supplemental Tax Opinion.

“Owed Party” has the meaning set forth in Section 5.5.

“Owing Party” has the meaning set forth in Section 5.5.

“Party” and “Parties” has the meaning set forth in the Preamble.

“Payment Period” has the meaning set forth in Section 5.5(e).

“Post-Deconsolidation Period” means any Taxable Period beginning after the date of a Deconsolidation Event.

“Post-IPO Period” means any Taxable Period beginning after the IPO Date.

“Pre-Deconsolidation Period” means any Taxable Period beginning on or before the date of a Deconsolidation Event.

“Pre-Distribution Period” has the meaning set forth in Section 8.4(b).

“Ruling” means (i) any private letter ruling issued by the IRS in connection with a Distribution in response to a request for such a private letter ruling filed by BridgeBio (or any BridgeBio Affiliate) prior to the date of a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

“Ruling Document” means (i) the request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted on behalf of BridgeBio, its subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any Ruling issued by the IRS to BridgeBio (or any BridgeBio Affiliate) in connection with a Distribution and (ii) any similar filings submitted to, or Rulings issued by, any other Taxing Authority in connection with a Distribution.

“Sole Responsibility Item” means any Tax Item for which the non-Controlling Party has the entire economic liability under this Agreement.

“Straddle IPO Period” means any Taxable Period beginning on or before the IPO Date and ending after the IPO Date.

“Supplemental Ruling” means (i) any ruling (other than a Ruling) issued by the IRS in connection with a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

“Supplemental Ruling Documents” means (i) the request for a Supplemental Ruling, together with any supplemental filings or other materials subsequently submitted, the appendices and exhibits thereto, and any Supplemental Rulings issued by the IRS in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

“Supplemental Tax Opinion” has the meaning set forth in Section 8.6.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been realized during the Taxable Period in which it has accrued and that could reduce a Tax in another Taxable Period, including, but not limited to, a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

“Tax Benefit” means a reduction in the Tax liability of a Party for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if and to the extent that the cash Tax liability of the Taxpayer, after taking into account the effect of the Tax Item on the Tax liability of the Taxpayer in the current Taxable Period and all prior Taxable Periods, is less than it would have been had such Tax liability determined without regard to such Tax Item.

“Tax Control” means ownership of an amount of equity of a corporation that represents both (i) control of that corporation within the meaning of Section 368(c) of the Code and (ii) the 80 percent voting and value test set forth in Section 1504(a)(2) of the Code.

“Tax Counsel” means a nationally recognized law or accounting firm selected by BridgeBio to provide a Tax Opinion.

“Tax Detriment” means an increase in the Tax liability of a Taxpayer for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Free Status of the Distribution” means the nonrecognition of taxable gain or loss for U.S. federal Income Tax purposes to the BridgeBio Group and BridgeBio’s stockholders in connection with a Distribution.

“Tax Item” means any item of income, gain , loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Opinion” means an opinion issued by Tax Counsel as one of the conditions to completing a Distribution addressing certain U.S. federal Income Tax consequences of a Distribution under Section 355 of the Code.

“Tax Return” means any return, report, certificate, form or similar statement or document (including all information attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to, or filed with, a Taxing Authority in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxable Period” means any taxable year or portion thereof beginning on or after the date first written above with respect to which a Consolidated Return is properly filed on behalf of the BridgeBio which includes [SUBSIDIARY] or, in the case of any Combined Return, any such taxable year or portion thereof with respect to which a Combined Return is filed by BridgeBio or any BridgeBio Affiliate which includes [SUBSIDIARY] or any [SUBSIDIARY] Affiliate.

“Taxes” mean all federal, state, local or other taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, net worth, excise, margin, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, (including any interest, penalties or additions attributable thereto) and a “Tax” shall mean any one of such Taxes.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Taxpayer” means any taxpayer and its Affiliated Group or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction of which such taxpayer is a member.

Section 2. Agreement to Join in Tax Returns

2.1 Joining in Consolidated Returns and Combined Returns. BridgeBio, each BridgeBio Affiliate, [SUBSIDIARY] and each [SUBSIDIARY] Affiliate intend that the provisions of this Agreement shall apply to any and all situations in which any Taxes are imposed by any Taxing Authority and any Tax Return is required to be filed, or BridgeBio determines that it is advisable to file, on behalf of more than one Party to this Agreement on a Consolidated Return or Combined Return basis for any Taxable Period so long as this Agreement may remain in effect. Confirming this intent:

(a) Each BridgeBio Affiliate, [SUBSIDIARY], and [SUBSIDIARY] Affiliate agrees to join with BridgeBio in any (i) Consolidated Return for any Taxable Period for which BridgeBio files a Consolidated Return that includes such BridgeBio Affiliate, [SUBSIDIARY], and [SUBSIDIARY] Affiliate, and (ii) any Combined Return for any Taxable Period for which BridgeBio files a Combined Return that includes such BridgeBio Affiliate, [SUBSIDIARY] and [SUBSIDIARY] Affiliate.

(b) The Parties agree that BridgeBio is hereby authorized to determine, in its sole discretion, whether any and each of the BridgeBio Affiliates, [SUBSIDIARY] or any and each of the [SUBSIDIARY] Affiliates will be included in the filing of a Consolidated Return or a Combined Return, or whether any BridgeBio Affiliate, [SUBSIDIARY] or any [SUBSIDIARY] Affiliate will file a separate stand-alone Income Tax Return where the choice is available.

2.2 Continuing Tax Covenants. Each of BridgeBio (for itself and each BridgeBio Affiliate) and [SUBSIDIARY] (for itself and each [SUBSIDIARY] Affiliate) agrees: (a) not to take any action reasonably expected to result in an increased Tax Detriment to the other Party, a reduction in a Tax Asset of the other or an increased liability to the other Party under this Agreement; (b) to take any action reasonably requested by the other Party that would reasonably be expected to result in a Tax Benefit or to avoid a Tax Detriment to the other Party, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other Party or any other adverse effect to such Party; and (c) to use their reasonable best efforts to conclude any other agreements necessary to carry out the intent of this Section 2. The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the Parties with respect to matters otherwise covered by this Agreement.

Section 3. Preparation and Filing of Tax Returns

3.1 Tax Return Preparation. The Parties hereby agree that BridgeBio shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 3.2, to determine:

(a) the manner in which such Tax Return shall be prepared and filed, including, but not limited to, the elections, method of accounting, positions, conventions, and principles of taxation to be used and the manner in which any Tax Item shall be reported;

(b) whether any extensions shall be requested;

(c) whether any amended Tax Return shall be filed;

(d) whether any claims for refund shall be made;

(e) whether any refunds shall be paid by way of a refund or credited against any liability for the related Tax; and

(f) whether to retain outside Parties to prepare and or review any such Tax Return;

provided, however, that BridgeBio shall consult with [SUBSIDIARY] prior to changing any method of accounting if such action would solely impact [SUBSIDIARY] or [SUBSIDIARY] Affiliates. In the case of any Consolidated Return or Combined Return with respect to a Straddle IPO Period or a Post-IPO Period that results in a [SUBSIDIARY] Separate Federal Tax Liability or a [SUBSIDIARY] Separate Other Tax Liability in excess of one hundred thousand dollars ($100,000), BridgeBio shall provide to [SUBSIDIARY] a pro forma draft of the portion of such Tax Return that relates to the [SUBSIDIARY] Separate Federal Tax Liability or [SUBSIDIARY] Separate Other Tax Liability, as the case may be, and a statement showing in reasonable detail BridgeBio’s calculation of the [SUBSIDIARY] Separate Federal Tax Liability or [SUBSIDIARY] Separate Other Tax Liability (including copies of all worksheets and other materials used in preparation thereof), as applicable, at least twenty-one (21) days prior to the due date (taking into account any applicable extensions) for the filing of such Tax Return for [SUBSIDIARY]’s review and comment. [SUBSIDIARY] shall provide its comments to BridgeBio at least ten (10) days prior to the due date (taking into account any applicable extensions) for the filing of such Tax Return. In the case of a dispute regarding the reporting of any Tax Item on such Tax Return or the requesting of a change of method of accounting which would solely impact [SUBSIDIARY] or [SUBSIDIARY] Affiliates, which the Parties cannot resolve, BridgeBio and [SUBSIDIARY] shall jointly retain a nationally recognized accounting firm that is mutually agreed upon by BridgeBio and [SUBSIDIARY] (the “Independent Accountant”) to determine whether the proposed reporting of BridgeBio or [SUBSIDIARY] is more appropriate. If BridgeBio and [SUBSIDIARY] are unable to agree, the Independent Accountant shall be BDO USA, LLP. The relevant Tax Item shall be reported in the manner that the Independent Accountant determines is more appropriate, and such determination shall be final and binding on BridgeBio and [SUBSIDIARY]. If [SUBSIDIARY] has not provided its comments on the pro forma draft of the portion of the Tax Return, or in the case of a dispute regarding the reporting of any Tax Item, such dispute has not been resolved by the due date (taking into account any applicable extensions) for the filing of any Tax Return, BridgeBio shall file such Tax Return reporting all Tax Items in the manner as originally set forth on the pro forma draft of the portion of the Tax Return provided to [SUBSIDIARY]; provided, however, that BridgeBio agrees that it will thereafter file an amended Tax Return, if necessary, reporting any disputed Tax Item in the manner determined by the Independent Accountant, and any other Tax Item as agreed upon by BridgeBio and [SUBSIDIARY]. The fees and expenses incurred in retaining the Independent Accountant shall be borne equally by BridgeBio and [SUBSIDIARY], except that if the Independent Accountant determines that the proposed reporting of the disputed Tax Item(s) submitted to the Independent Accountant for its determination by a Party is frivolous, has not been asserted in good faith or for which there is not “substantial authority”, one hundred percent (100%) of the fees and expenses of the Independent Accountant shall be borne by such Party.

3.2 BridgeBio Tax Returns. Subject to the other applicable provisions of this Agreement, BridgeBio shall have sole and exclusive responsibility for the preparation and filing of:

(a) All Consolidated Returns and all Combined Returns with respect to BridgeBio, any BridgeBio Affiliates, [SUBSIDIARY], and any [SUBSIDIARY] Affiliates for any Taxable Period;

(b) All Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to BridgeBio and/or any BridgeBio Affiliates for any Taxable Period; and

(c) All Non-Income Tax Returns with respect to BridgeBio, any BridgeBio Affiliate or the BridgeBio Business or any part thereof for any Taxable Period.

3.3 [SUBSIDIARY] Tax Returns. Subject to the other applicable provisions of this Agreement, [SUBSIDIARY] shall have sole and exclusive responsibility for the preparation and filing of:

(a) All Tax Returns for any Taxable Period with respect to [SUBSIDIARY] and any [SUBSIDIARY] Affiliates ending prior to the Straddle IPO Period or the Post-IPO Period;

(b) All Income Tax Returns (other than Consolidated Returns and Combined Returns and those Tax Returns set forth in Section 3.3(a)) with respect to [SUBSIDIARY] and or any [SUBSIDIARY] Affiliate for any Taxable Period; and

(c) All Non-Income Tax Returns (other than those Tax Returns set forth in Section 3.3(a)) with respect to [SUBSIDIARY] and any [SUBSIDIARY] Affiliate for any Taxable Period.

[SUBSIDIARY] agrees that all Tax Returns prepared by [SUBSIDIARY] pursuant to this Section 3.3 involving a position, election or other matter that may also be reported on any Tax Return prepared by BridgeBio pursuant to Section 3.2 shall be prepared consistently with such Tax Return prepared by BridgeBio. [SUBSIDIARY] and BridgeBio shall cooperate in order to ensure that any Tax Returns prepared by [SUBSIDIARY] covered by the preceding sentence are consistent with such Tax Returns prepared by BridgeBio.

3.4 Manner of Tax Return Preparation. Unless otherwise required by a Taxing Authority, the Parties hereby agree to prepare and to file all Tax Returns, and to take all other actions, in a manner consistent with:

(a) this Agreement;

(b) any Tax Opinion;

(c) any Supplemental Tax Opinion;

(d) any Ruling; and

(e) any Supplemental Ruling.

3.5 Designation of BridgeBio. Each BridgeBio Affiliate, [SUBSIDIARY], and each [SUBSIDIARY] Affiliate hereby irrevocably designates BridgeBio as its agent for the purpose of taking any and all actions necessary or incidental to the filing of Consolidated Returns and Combined Returns. Each BridgeBio Affiliate, [SUBSIDIARY] and each [SUBSIDIARY] Affiliate agrees to furnish BridgeBio with any and all information requested by BridgeBio in order to carry out the provisions of this Agreement; to cooperate with BridgeBio in filing any Tax Return contemplated by this Agreement; to take such actions as BridgeBio may request, including but not limited to the filing of all elections and the filing of requests for the extension of time within which to file Tax Returns; and to cooperate in connection with any Audit or Tax Item.

3.6 Timely Filing. The Parties agree that all Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such returns under this Agreement.

Section 4. Liability for Taxes; Computation of Tax Liability

4.1 Taxes of [SUBSIDIARY]. [SUBSIDIARY] and each [SUBSIDIARY] Affiliate shall be jointly and severally liable for the following Taxes and shall be entitled to receive and retain all refunds of Taxes previously incurred by [SUBSIDIARY], any [SUBSIDIARY] Affiliate, or [SUBSIDIARY] Business with respect to such Taxes:

(a) All Taxes with respect to Tax Returns described in Section 3.2(a) of this Agreement to the extent that such Taxes are related to (i) the [SUBSIDIARY] Separate Federal Tax Liability, (ii) the [SUBSIDIARY] Separate Other Tax Liability or (iii) the [SUBSIDIARY] Business, for any Taxable Period;

(b) All Taxes with respect to Tax Returns described in Section 3.3 of this Agreement;

(c) All Taxes imposed by any Taxing Authority with respect to [SUBSIDIARY], any [SUBSIDIARY] Affiliate or the [SUBSIDIARY] Business (other than in connection with the required filing of a Tax Return described in Sections 3.2(a) or 3.3 of this Agreement) for any Taxable Period.

4.2 Taxes of BridgeBio. BridgeBio shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by BridgeBio, any BridgeBio Affiliate, or the BridgeBio Business with respect to such Taxes:

(a) Except as provided in Section 4.1 of this Agreement, all Taxes with respect to Section 3.2(a) of this Agreement;

(b) All Taxes with respect to Tax Returns described in Sections 3.2(b) and 3.2(c) of this Agreement; and

(c) All Taxes imposed by any Taxing Authority with respect to BridgeBio, any BridgeBio Affiliate, or the BridgeBio Business (other than in connection with the required filing a Tax Return described in Section 3.2(a), 3.2(b) or 3.2(c) of this Agreement) for any Taxable Period.

4.3 Tax Liability, Refunds and Credits; Tax Benefits. Notwithstanding Sections 4.1 and 4.2 of this Agreement, (i) BridgeBio shall be liable for all Taxes incurred by any person with respect to the BridgeBio Business for all Taxable Periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes, and (ii) [SUBSIDIARY] and each [SUBSIDIARY] Affiliate shall be jointly and severally liable for all Taxes incurred by any person with respect to the [SUBSIDIARY] Business for all Taxable Periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes. If for any Taxable Period for which a Consolidated Return or Combined Return is filed, any BridgeBio Affiliate, [SUBSIDIARY] or any [SUBSIDIARY] Affiliate has a Tax Asset that reduces the liability of the Affiliated Group on such Consolidated Return or Combined Return, BridgeBio agrees to pay the BridgeBio Affiliate, [SUBSIDIARY] or the [SUBSIDIARY] Affiliate, as applicable, an amount equal to the Tax Benefit, determined on a “with and without” basis. For the avoidance of doubt, such payment from BridgeBio only will be required in the event that the use of such Tax Asset causes the applicable BridgeBio Affiliate, [SUBSIDIARY] or [SUBSIDIARY] Affiliate to incur a cash Tax liability, or be treated as incurring a cash Tax liability on a Consolidated Return or Combined Return pursuant to this Section 4.3, that could have been reduced or avoided through the use of such Tax Asset had such Tax Asset not been used by BridgeBio under this Section 4.3.

4.4 Computation of Amounts. With respect to Tax Returns for Taxable Periods in the Straddle IPO Period and the Post-IPO Period, BridgeBio shall provide [SUBSIDIARY] with a written calculation in reasonable detail (including upon reasonable request, copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any [SUBSIDIARY] Separate Federal Tax Liability or [SUBSIDIARY] Other Tax Liability, or estimated [SUBSIDIARY] Separate Federal Tax Liability or

[SUBSIDIARY] Separate Other Tax Liability, any other Taxes related to the [SUBSIDIARY] Business and any payments owed for a Tax Benefit pursuant to Section 4.3. Such written calculation shall also include the portion of the expenses incurred by BridgeBio in the preparation and filing of such Tax Returns attributable to [SUBSIDIARY] and each [SUBSIDIARY] Affiliate, as determined in BridgeBio’s reasonable discretion. [SUBSIDIARY] shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 10.3 of this Agreement; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any [SUBSIDIARY] Separate Federal Tax Liability, [SUBSIDIARY] Separate Other Tax Liability, estimated [SUBSIDIARY] Separate Federal Tax Liability or estimated [SUBSIDIARY] Separate Other Tax Liability be paid later than the date provided in Section 5 of this Agreement.

Section 5. Payments of Taxes

5.1 Estimated Tax Payments. Not later than twenty-five (25) business days after each Estimated Tax Installment Date with respect to a Taxable Period for which a Consolidated Return or a Combined Return will be filed, BridgeBio shall provide [SUBSIDIARY] with (i) a written notice setting forth the amount payable by [SUBSIDIARY] in respect of any estimated [SUBSIDIARY] Separate Federal Tax Liability or estimated [SUBSIDIARY] Separate Other Tax Liability, as applicable, that [SUBSIDIARY] otherwise would have been required to pay to a Taxing Authority on such Estimated Tax Installment Date and (ii) a computation of such amount (pursuant to Section 4.4 of this Agreement). [SUBSIDIARY] shall pay to BridgeBio on behalf of the [SUBSIDIARY] Group an amount equal to the amount of any such estimated [SUBSIDIARY] Separate Federal Tax Liability or estimated [SUBSIDIARY] Separate Other Tax Liability, as applicable, in accordance with Section 5.5 of this Agreement.

5.2 True-Up Payments. No later than twenty (20) business days after receipt of the computation of any [SUBSIDIARY] Separate Federal Tax Liability, any [SUBSIDIARY] Separate Other Tax Liability, any other Taxes related to the [SUBSIDIARY] Business and any payments owed for a Tax Benefit pursuant to Section 4.3 under Section 4.4 of this Agreement, [SUBSIDIARY] shall pay to BridgeBio, or BridgeBio shall pay to [SUBSIDIARY], as appropriate, an amount equal to the difference, if any, between the [SUBSIDIARY] Separate Federal Tax Liability, the [SUBSIDIARY] Separate Other Tax Liability, any other Taxes related to the [SUBSIDIARY] Business and any payments owed for a Tax Benefit pursuant to Section 4.3, as applicable, and the aggregate amount paid by [SUBSIDIARY] with respect to such period under Section 5.1 of this Agreement.

5.3 Indemnity for Amounts Required to be Paid. BridgeBio and each member of the BridgeBio Group shall jointly and severally indemnify [SUBSIDIARY], each [SUBSIDIARY] Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which BridgeBio or any BridgeBio Affiliate is liable under this Agreement and any losses, costs, damages or expenses, including reasonable attorneys’ fees and out-of-pocket costs, that are attributable to, or result from, the failure of BridgeBio, any BridgeBio Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. [SUBSIDIARY] and each member of the [SUBSIDIARY] Group shall jointly and severally indemnify BridgeBio, each BridgeBio Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which [SUBSIDIARY] or any [SUBSIDIARY] Affiliate is liable under this Agreement and any losses, costs, damages or expenses, including reasonable attorneys’ fees and out-of-pocket costs, that are attributable to, or result from, the failure of [SUBSIDIARY], any [SUBSIDIARY] Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of BridgeBio, any BridgeBio Affiliate, [SUBSIDIARY] or any [SUBSIDIARY] Affiliate. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the Parties hereto, all such determinations shall be made without regard to any financial accounting tax asset or liability or other financial accounting items.

5.4 Payments of Refunds, Credits and Reimbursements. If one Party receives a refund or credit of any Tax to which the other Party is entitled pursuant to Section 4.3 of this Agreement, the Party receiving such refund or credit shall pay to the other Party the amount of such refund or credit pursuant to Section 5.5 of this Agreement. If one Party pays a Tax with respect to which the other Party is liable or responsible for pursuant to Sections 4.1 through 4.3 of this Agreement, then the liable or responsible Party shall pay to the other Party the amount of such Tax pursuant to Section 5.5 of this Agreement.

5.5 Payments Under This Agreement. In the event that one Party (the “Owing Party”) is required to make a payment to another Party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 5.5.

(a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within thirty (30) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Treatment of Payments. Unless otherwise required by any Final Determination, the Parties agree that any payments made by one Party to another Party pursuant to this Agreement (other than (i) payments for the [SUBSIDIARY] Separate Federal Tax Liability or [SUBSIDIARY] Separate Other Tax Liability for any Post-Deconsolidation Period, (ii) payments of interest pursuant to Section 5.5(e) of this Agreement and (iii) payments of After Tax Amounts pursuant to Section 5.5(d) of this Agreement) shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made prior to the Deconsolidation Event and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

(c) Prompt Performance. All actions required to be taken (including payments) by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 5.5(e) of this Agreement) is subject to any Tax, the Party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 5.5(e) of this Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A Party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a Party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment. [SUBSIDIARY]’s liability for any and all payments of the [SUBSIDIARY] Separate Federal Tax Liability or [SUBSIDIARY] Separate Other Tax Liability for any Post-Deconsolidation Period shall be increased by the After Tax Amount with respect to such payment and decreased by the corresponding Tax Benefit, if any, attributable to such [SUBSIDIARY] Separate Federal Tax Liability or [SUBSIDIARY] Separate Other Tax Liability.

(e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

Section 6. Tax Adjustments

6.1 Redetermination of Taxes. In the event of any adjustment to the Consolidated Returns or Combined Returns as filed (whether by reason of an amended return, claim for refund, any Audit or adjustment by any Taxing Authority, or by proper judicial action), the liability of BridgeBio, the BridgeBio Affiliates, [SUBSIDIARY] and the [SUBSIDIARY] Affiliates under Sections 4.1 through 4.3 shall be redetermined to give effect to any such adjustment as if it had been made as part of the original computation of Tax liability. Any payment thereby required by Sections 4.1 through 4.3 shall be made within a reasonable time after assessment or agreement for payments of additional Tax liability is made or refunds of Taxes paid are received. Such reasonable time shall generally be five (5) days before the payment due date or expected payment due date, or five (5) days after refunds are received and the share of each of BridgeBio, the BridgeBio Affiliates, [SUBSIDIARY] and the [SUBSIDIARY] Affiliates has been determined.

6.2 Interest and Penalties. If any interest or penalties are to be paid or received as a result of an adjustment to an applicable Consolidated Return or Combined Return for a Taxable Period, such interest and penalties shall be allocated to the Parties to this Agreement in the ratio of each Party’s change in Tax liability bears to the total change in Tax liability.

Section 7. Deconsolidation Events

7.1 Allocations Applicable to a Deconsolidation Event. In the case of a Deconsolidation Event, all Tax computations for (a) any Pre-Deconsolidation Periods ending on the date of the Deconsolidation Event and (b) the immediately following Taxable Period of [SUBSIDIARY] or any [SUBSIDIARY] Affiliate, shall be made pursuant to the principles of Treasury Regulation Section 1.1502-76(b) (or of a corresponding provision under the laws of other jurisdictions), as reasonably determined by BridgeBio, taking into account all reasonable suggestions made by [SUBSIDIARY] with respect thereto. Notwithstanding anything else in this Agreement, [SUBSIDIARY] and any [SUBSIDIARY] Affiliate shall continue to be liable pursuant to the terms of this Agreement for any Pre-Deconsolidation Periods.

7.2 Tax Assets. In the case of a Deconsolidation Event, BridgeBio and [SUBSIDIARY] shall cooperate in determining the allocation of any Tax Assets to be allocated to BridgeBio, each BridgeBio Affiliate, [SUBSIDIARY], and each [SUBSIDIARY] Affiliate. The Parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that is required under Section 4 of this Agreement to bear the liability for the Tax associated with such Tax Asset, or in the case where no Party is required hereunder to bear such liability, the Party that incurred the cost or burden associated with the creation of such Tax Asset.

Section 8. Distribution Taxes

8.1 Liability of BridgeBio for Distribution Taxes. Although no Party has any plan or intent to effectuate a Distribution, the Parties have set forth how certain Tax matters with respect to a Distribution would be handled in the event that, as a result of changed circumstances, a Distribution occurs. In the event of a Distribution, notwithstanding Sections 4.1 through 4.3 of this Agreement, BridgeBio and each BridgeBio Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(a) any action or omission by BridgeBio (or any BridgeBio Affiliate) inconsistent with any information, covenant, representation, or material related to BridgeBio, any BridgeBio Affiliate, or the BridgeBio Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure by BridgeBio (or any BridgeBio Affiliate) to [SUBSIDIARY] (or any [SUBSIDIARY] Affiliate) of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve BridgeBio (or any BridgeBio Affiliate) of liability under this Agreement);

(b) any action or omission by BridgeBio (or any BridgeBio Affiliate) after the date of a Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) occurring on or prior to the date of a Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of BridgeBio (or any BridgeBio Affiliate), stock buyback or payment of an extraordinary dividend;

(c) any acquisition of any stock or assets of BridgeBio (or any BridgeBio Affiliate) by one or more other persons (other than [SUBSIDIARY] or a [SUBSIDIARY] Affiliate) prior to or following a Distribution; or

(d) any issuance of stock by BridgeBio (or any BridgeBio Affiliate), or change in ownership of stock in BridgeBio (or any BridgeBio Affiliate).

8.2 Liability of [SUBSIDIARY] for Distribution Taxes. In the event of a Distribution, notwithstanding Sections 4.1 through 4.3 of this Agreement, [SUBSIDIARY] and each [SUBSIDIARY] Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(a) any action or omission by [SUBSIDIARY] (or any [SUBSIDIARY] Affiliate) inconsistent with any information, covenant, representation, or material related to [SUBSIDIARY], any [SUBSIDIARY] Affiliate, or the [SUBSIDIARY] Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure by [SUBSIDIARY] (or any [SUBSIDIARY] Affiliate) to BridgeBio (or any BridgeBio Affiliate) of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve [SUBSIDIARY] (or any [SUBSIDIARY] Affiliate) of liability under this Agreement);

(b) any action or omission by [SUBSIDIARY] (or any [SUBSIDIARY] Affiliate) after the date of a Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) occurring on or prior to the date of a Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of [SUBSIDIARY] (or any [SUBSIDIARY] Affiliate), stock buyback or payment of an extraordinary dividend;

(c) any acquisition of any stock or assets of [SUBSIDIARY] (or any [SUBSIDIARY] Affiliate) by one or more other persons (other than BridgeBio or any BridgeBio Affiliate) prior to or following a Distribution; or

(d) any issuance of stock by [SUBSIDIARY] (or any [SUBSIDIARY] Affiliate) after a Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in [SUBSIDIARY] (or any [SUBSIDIARY] Affiliate) after a Distribution.

8.3 Other Distribution Taxes. BridgeBio and each BridgeBio Affiliate shall be jointly and severally liable for fifty percent (50%) and [SUBSIDIARY] and each [SUBSIDIARY] Affiliate shall be jointly and severally liable for fifty percent (50%) of any Distribution Taxes not otherwise allocated by Sections 8.1 and 8.2 of this Agreement.

8.4 [SUBSIDIARY] Distribution Restrictions.

(a) [SUBSIDIARY] agrees that, so long as a Distribution could, in the reasonable discretion of BridgeBio, be effectuated, [SUBSIDIARY] will not knowingly take or fail to take, or permit any [SUBSIDIARY] Affiliate to knowingly take or fail to take, any action that could reasonably be expected to preclude BridgeBio’s ability to effectuate a Distribution. In the event of a Distribution, [SUBSIDIARY] agrees that (i) it will take, or cause any [SUBSIDIARY] Affiliate to take, any action reasonably requested by BridgeBio in order to enable BridgeBio to effectuate a Distribution and (ii) it will not take or fail to take, or permit any [SUBSIDIARY] Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any information, covenant, representation, or material that relates to facts or matters related to [SUBSIDIARY] (or any [SUBSIDIARY] Affiliate) or within the control of [SUBSIDIARY] and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (except where such information, covenant, representation, or material was not previously disclosed to [SUBSIDIARY]) other than as permitted by Section 8.6 of this Agreement. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, [SUBSIDIARY] agrees that it will not take (and it will cause each [SUBSIDIARY] Affiliate to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying under Section 355 of the Code.

(b) Notwithstanding any other provision of this Agreement for the period from the IPO Date until the date on which a Distribution is consummated (the “Pre-Distribution Period”), [SUBSIDIARY] shall not take any action (such action to include, without limitation, the granting of restricted stock awards and the issuance of [SUBSIDIARY] stock (whether upon the exercise by the holders of any stock options or convertible securities issued by [SUBSIDIARY] or otherwise)) during the Pre-Distribution Period without the prior written consent of BridgeBio if, as a result of such action, BridgeBio would or would reasonably be expected to cease to have Tax Control of [SUBSIDIARY] unless, prior to [SUBSIDIARY] taking such action BridgeBio has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve both BridgeBio’s Tax Control of [SUBSIDIARY] and the Tax Free Status of the Distribution, that such action will not jeopardize either BridgeBio’s Tax Control of [SUBSIDIARY] or the Tax Free Status of the Distribution. In furtherance of the foregoing provisions of this Section 8.4(b), [SUBSIDIARY] shall be permitted to grant stock options and restricted stock awards to its employees which have been approved by the compensation committee of the board of directors of [SUBSIDIARY] only so long as (i) [SUBSIDIARY] repurchases in the open market sufficient shares of issued and outstanding [SUBSIDIARY] stock prior to the date such stock options are exercised or become transferable or such restricted stock awards are granted (or deemed granted) to ensure that BridgeBio will not cease to have Tax Control of [SUBSIDIARY] at any time during the Pre-Distribution Period, (ii) [SUBSIDIARY] provides BridgeBio with prior written notification of the procedures taken by [SUBSIDIARY] to comply with its obligations described in clause (i) above, including substantiation that the appropriate number of [SUBSIDIARY] shares have been repurchased, and (iii) BridgeBio approves of such procedures in writing (which approval shall not be unreasonably withheld). All of the restrictions on [SUBSIDIARY] contained in this Section 8.4(b) shall apply to [SUBSIDIARY] to the extent that BridgeBio has “control” of [SUBSIDIARY] within the meaning of Section 368(c) of the Code and during the Pre-Distribution Period from and after the time that BridgeBio notifies [SUBSIDIARY] of its intent to potentially effectuate a Distribution. In furtherance of [SUBSIDIARY]’s covenants under this Section 8.4(b), [SUBSIDIARY] shall instruct the [SUBSIDIARY] Transfer Agent not to issue or deliver certificates representing, or other evidence of ownership of, newly issued shares of [SUBSIDIARY] stock during the Pre-Distribution Period without the prior written consent of BridgeBio. [SUBSIDIARY] hereby agrees that during the Pre-Distribution Period, (a) BridgeBio will administer or oversee the administration of all issuances of shares of [SUBSIDIARY] stock (whether pursuant to stock options exercises, the granting of restricted stock awards, or otherwise) to ensure that BridgeBio will not fail to have Tax Control of [SUBSIDIARY] at any time during the Pre-Distribution Period and (b) all grants of options, restricted stock awards and other issuances of similar instruments by [SUBSIDIARY] during the Pre-Distribution Period shall include provisions to the effect that the grant or exercise of such option, award or other instrument shall be void AB INITIO if the effect of such grant or exercise (whether alone or when aggregated with other issuances of [SUBSIDIARY] stock) would cause or would reasonably be expected to cause BridgeBio to fail to have Tax Control of [SUBSIDIARY] at any time during the Pre-Distribution Period. For the avoidance of doubt, [SUBSIDIARY] shall not be required to take any action pursuant to this Section 8.4(b) if (1) such action would require the approval of the board of directors of [SUBSIDIARY], (2) [SUBSIDIARY] promptly undertakes to obtain such approval and (3) such approval is not granted.

8.5 BridgeBio Distribution Restrictions. In the event of a Distribution, BridgeBio agrees that it will not take or fail to take, or permit any BridgeBio Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to BridgeBio (or any BridgeBio Affiliate) or within the control of BridgeBio and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, BridgeBio agrees that it will not take (and it will cause each BridgeBio Affiliate to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying under Section 355 of the Code.

8.6 Certain [SUBSIDIARY] Actions Following a Distribution. In the event of a Distribution, [SUBSIDIARY] agrees that, during the two (2) year period following a Distribution, without first obtaining, at [SUBSIDIARY]’s own expense, either a supplemental opinion from Tax Counsel that such action will not result in Distribution Taxes (a “Supplemental Tax Opinion”) or a Supplemental Ruling that such action will not result in Distribution Taxes, unless in any such case BridgeBio and [SUBSIDIARY] agree otherwise, [SUBSIDIARY] shall not (a) sell all or substantially all of the assets of [SUBSIDIARY] or any [SUBSIDIARY] Affiliate, (b) merge [SUBSIDIARY] or any [SUBSIDIARY] Affiliate with another entity, without regard to which Party is the surviving entity, (c) transfer any assets of [SUBSIDIARY] in a transaction described in Section 351 (other than a transfer to a corporation which files a Consolidated Return with [SUBSIDIARY] and which is wholly-owned, directly or indirectly, by [SUBSIDIARY]) or subparagraph (C) or (D) of Section 368(a)(1) of the Code, (d) issue stock of [SUBSIDIARY] or any

[SUBSIDIARY] Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering (other than any compensatory related issuances as described in Treasury Regulation Section 1.355-7(e)(i)), or (e) facilitate or otherwise participate in any acquisition of stock in [SUBSIDIARY] that would result in any shareholder owning five percent (5%) or more of the outstanding stock of [SUBSIDIARY]. [SUBSIDIARY] (or any [SUBSIDIARY] Affiliate) shall only undertake any of such actions after BridgeBio’s receipt of such Supplemental Tax Opinion or Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Tax Opinion or Supplemental Ruling or as otherwise consented to in writing in advance by BridgeBio. The Parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 8.6, from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.

8.7 Notice of Specified Transactions. Not later than twenty (20) days prior to entering into any oral or written contract or agreement, and not later than twenty (20) days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention), regarding any of the transactions described in Section 8.6, [SUBSIDIARY] shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to BridgeBio.

8.8 [SUBSIDIARY] Cooperation. [SUBSIDIARY] agrees that, at the request of BridgeBio, [SUBSIDIARY] shall cooperate fully with BridgeBio to take any action necessary or reasonably helpful to effectuate a Distribution, including seeking to obtain, as expeditiously as possible, a Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling. Such cooperation shall include the execution of any documents that may be necessary or reasonably helpful in connection with obtaining any Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling (including any (i) power of attorney, (ii) Officer’s Certificate, (iii) Ruling Documents, (iv) Supplemental Ruling Documents, and/or (v) reasonably requested written representations confirming that (a) [SUBSIDIARY] has read the Officer’s Certificate, Ruling Documents, and/or Supplemental Ruling Documents and (b) all information and representations, if any, relating to [SUBSIDIARY], any [SUBSIDIARY] Affiliate or the [SUBSIDIARY] Business contained therein are true, correct and complete in all material respects).

8.9 Earnings and Profits. BridgeBio will advise [SUBSIDIARY] in writing of any decrease in BridgeBio earnings and profits attributable to a Distribution under Section 312(h) of the Code on or before the first anniversary of a Distribution; provided, however, that BridgeBio shall provide [SUBSIDIARY] with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by [SUBSIDIARY].

Section 9. Tax Proceedings

9.1 In General. Except as otherwise provided in this Agreement, (i) with respect to Tax Returns described in Section 3.2 of this Agreement, BridgeBio and (ii) with respect to Tax Returns described in Section 3.3 of this Agreement, [SUBSIDIARY] (in either case, the “Controlling Party”), shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of BridgeBio, any BridgeBio Affiliate, [SUBSIDIARY], and/or any [SUBSIDIARY] Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided that BridgeBio shall have the ability to elect to be treated as the Controlling Party for an Audit for which [SUBSIDIARY] would otherwise be the Controlling Party. The Controlling Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Controlling Party.

9.2 Participation of non-Controlling Party. Except as otherwise provided in Section 9.4 of this Agreement, the non-Controlling Party shall have control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Sole Responsibility Item. Except as otherwise provided in Section 9.4 of this Agreement, the Controlling Party shall not settle any Audit it controls concerning a Tax Item on a basis that would reasonably be expected to adversely affect the non-Controlling Party by at least one hundred thousand dollars ($100,000) without obtaining such non-Controlling Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed if failure to consent would adversely affect the Controlling Party.

9.3 Notice. Within ten (10) business days after a Party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such Party shall give prompt notice to the other Party of such issue (such notice shall contain factual information, to the extent known, describing any asserted Tax liability in reasonable detail), and shall promptly forward to the other Party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 10.11 of this Agreement to the contrary, if a Party to this Agreement fails to provide the other Party notice as required by this Section 9.3, and the failure results in a material detriment to the other Party, then any amount which the other Party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

9.4 Control of Distribution Tax Proceedings. In the event of a Distribution, BridgeBio shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of BridgeBio, any BridgeBio Affiliate, [SUBSIDIARY], and/or any [SUBSIDIARY] Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided, however, that BridgeBio shall not settle any such Audit with respect to Distribution Taxes with a Taxing Authority that would reasonably be expected to result in a material Tax cost to [SUBSIDIARY] or any [SUBSIDIARY] Affiliate, without the prior consent of [SUBSIDIARY], which consent shall not be unreasonably withheld, conditioned or delayed. BridgeBio’s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item; provided, however, that to the extent that [SUBSIDIARY] is obligated to bear at least fifty percent (50%) of the liability for any Distribution Taxes under Section 8 of this Agreement, BridgeBio and [SUBSIDIARY] shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment. [SUBSIDIARY] may assume sole control of any Audits relating to Distribution Taxes if it acknowledges in writing that it has sole liability for any Distribution Taxes under Section 8 of this Agreement that might arise in such Audit and can demonstrate to the reasonable satisfaction of BridgeBio that it can satisfy its liability for any such Distribution Taxes. If [SUBSIDIARY] is unable to demonstrate to the reasonable satisfaction of BridgeBio that it will be able to satisfy its liability for such Distribution Taxes, but acknowledges in writing that it has sole liability for any Distribution Taxes under Section 8 of this Agreement, [SUBSIDIARY] and BridgeBio shall have joint control over the Audit.

9.5 Post-Deconsolidation Tax Proceedings. In the event of any Audit after a Deconsolidation Event of [SUBSIDIARY] or any [SUBSIDIARY] Affiliate, [SUBSIDIARY] or the [SUBSIDIARY] Affiliate shall not settle any portion of the Audit concerning a Tax Item that could impact any Tax position, Tax liability or Tax Asset that was reported, or will be reportable, on any Consolidated Return or Combined Return without obtaining BridgeBio’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 10. Miscellaneous Provisions

10.1 Additional Members. If future subsidiaries are acquired or created and they participate in the Consolidated Return or Combined Return, such subsidiaries may join in and be bound by this Agreement. This section will also apply to subsidiaries that are not eligible immediately to join the Affiliated Group, when they become eligible to join the Affiliated Group. Admission to the Affiliated Group shall be determined by BridgeBio in its sole and exclusive discretion.

10.2 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

10.3 Disputes. In the event of a disagreement between any of BridgeBio, a BridgeBio Affiliate, [SUBSIDIARY] and a [SUBSIDIARY] Affiliate with respect to any determination required to be made pursuant to this Agreement, the Parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, BridgeBio and [SUBSIDIARY] shall jointly retain the Independent Accountant. The Independent Accountant shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all Parties involved. Following the decision of the Independent Accountant, BridgeBio and [SUBSIDIARY] shall each take or cause to be taken any action necessary to implement the decision of the Independent Accountant. The fees and expenses relating to the Independent Accountant shall be borne equally by BridgeBio and [SUBSIDIARY], except that if the Independent Accountant determines that the position advanced by either Party is frivolous, has not been asserted in good faith or for which there is not “substantial authority”, one hundred percent (100%) of the fees and expenses of the Independent Accountant shall be borne by such Party. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 10.3 shall not be applicable to any disagreement between the Parties relating to Distribution Taxes and any such dispute shall be settled in a court of law or as otherwise agreed to by the Parties.

10.4 Amendment. This Agreement may be amended, modified, superseded, cancelled or extended, and the provisions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.

10.5 Successors and Assigns. This Agreement shall be binding upon, and shall inure to all the benefits of, the Parties hereto and their respective successors and assigns.

10.6 Binding Effect. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the Parties thereto to the same extent as if such successor had been an original Party to this Agreement; but no assignment shall relieve any Party’s obligations hereunder without the written consent of BridgeBio. Although it is intended this Agreement have as signatories all Parties of the Affiliated Group, any omission shall not have any effect on the binding nature of this Agreement as to the signatories thereto.

10.7 Entire Agreement. This Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede and terminate and any and all prior agreements and understanding, both written and oral.

10.8 Continuity of Agreement.

(a) This Agreement shall be effective with respect to each Party thereto upon signing by such Party, and shall supersede any and all previous agreements by and amongst BridgeBio, each BridgeBio Affiliate, [SUBSIDIARY] and each [SUBSIDIARY] Affiliate with respect to the matters contained herein and any such previous agreements shall thereupon terminate.

(b) Failure of one or more Parties hereto to qualify by meeting the definition of [SUBSIDIARY] Affiliate or BridgeBio Affiliate shall not operate to terminate this Agreement with respect to the other Parties as long as two or more Parties hereto continue to so qualify. Any Party to this Agreement which leaves the Affiliated Group shall continue to be bound by this Agreement with respect to any Taxable Periods (or portions thereof) for which it was a member of such Affiliated Group, unless determined otherwise by BridgeBio in its sole and exclusive discretion.

10.9 Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions hereof without including any of such which may hereafter be declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is hereafter held to be invalid, void or unenforceable, the Parties hereto agree to use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

10.10 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

10.11 Waivers. No failure or delay on the part of a Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the Parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

10.12 Setoff. All payments to be made by any Party under this Agreement may be netted against payments due to such Party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

10.13 Specific Performance. The Parties hereto acknowledge and agree that irreparable damages will result if this Agreement is not performed in accordance with its terms, and each Party agrees that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, to the full extent permitted by applicable law, the provisions hereof and the obligations of the Parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith.

10.14 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, sent by facsimile transmission or sent by certified, registered or overnight express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed by overnight mail, the day after the date of deposit with a reputable courier service, or if mailed by non-overnight certified or registered mail, five (5) days after the date of deposit in the United States mails, as follows:

(A)	If to BridgeBio or a BridgeBio Affiliate:

BridgeBio Pharma, Inc.

421 Kipling Street

Palo Alto, California 94301

Attention: Chief Financial Officer

(B)	If to [SUBSIDIARY] or a [SUBSIDIARY] Affiliate:

[SUBSIDIARY]

[ADDRESS]

Attention: [OFFICER]

Any Party may by notice given in accordance with this Section to the other Parties designate another address or person for receipt of notices hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, BridgeBio, each BridgeBio Affiliate, [SUBSIDIARY], and each [SUBSIDIARY] Affiliate has executed this Agreement as of the day and year first above written.

By: BridgeBio Pharma, Inc.
on behalf of itself and each of the BridgeBio Affiliates

By:
Name:
Title: Authorized Signatory

By: [SUBSIDIARY] on behalf of itself and each of the [SUBSIDIARY] Affiliates

By:
Name:
Title: Authorized Signatory

[Signature page to Tax Sharing Agreement]